EXHIBIT 11
                                ----------

                  PEOPLES BANCORP INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER SHARE


(dollars in thousands, except share data)

                                   For the Three            For the Nine
                                   Months Ended             Months Ended
                                September 30, 1998       September 30, 1998
                                1997         1998        1997         1998
                               ------       ------      ------       ------

BASIC EARNINGS PER SHARE
EARNINGS:

Income before
 extraordinary charge          $2,328      $2,158       $7,504        $6,285
Net income                     $2,096      $2,158       $7,272        $6,285


AVERAGE SHARES OUTSTANDING:
Weighted average Common
Shares outstanding          5,828,842   5,180,915    5,767,048     5,174,934
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BASIC EARNINGS PER SHARE:
INCOME BEFORE
 EXTRAORDIANRY CHARGE           $0.40       $0.42        $1.30         $1.21
NET INCOME                      $0.36       $0.42        $1.26         $1.21
=============================================================================

DILUTED EARNINGS PER SHARE
EARNINGS:
Income before extraordinary
 charge                        $2,328      $2,158       $7,504        $6,285
Net income                     $2,096      $2,158       $7,272        $6,285


AVERAGE SHARES OUTSTANDING:
Weighted average Common
 Shares outstanding         5,828,842   5,180,915    5,767,048     5,174,934
Net effect of the assumed
 exercise of stock options
 based on the treasury
 stock method                 162,096     180,485      183,995       153,043
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          Total             5,990,938   5,361,400    5,951,043     5,327,977
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DILUTED EARNINGS PER SHARE:
INCOME BEFORE EXTRAORDINARY
 CHARGE                       $0.39         $0.40        $1.26         $1.18
NET INCOME                    $0.35         $0.40        $1.22         $1.18
==============================================================================


* Adjusted for 3-for-2 stock split issued April 30, 1998, to shareholders of record as of April 13, 1998.